Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated October 20, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 2B dated April 7, 2026 and the Product Supplement No. 1B dated July 22, 2025

$910,000 Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index, Due October 23, 2031 Royal Bank of Canada

Royal Bank of Canada is offering Stepdown Auto-Callable Barrier Notes (the “Notes”) linked to the performance of the Bloomberg US Large Cap VolMax Index (the “Underlier”).

•	Call Feature — If, on any monthly Call Observation Date beginning approximately one year following the Trade Date, the closing value of the Underlier is greater than or equal to the applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of 16.25% per annum. No further payments will be made on the Notes. The Call Value for the first three Call Observation Dates is equal to 90.00% of the Initial Underlier Value, and the Call Value decreases for subsequent Call Observation Dates on a quarterly basis at a rate of 2.50% of the Initial Underlier Value per quarter until it reaches the Barrier Value (60% of the Initial Underlier Value). The Call Value for the final thirteen Call Observation Dates is equal to the Barrier Value.

•	Principal at Risk — If the Notes are not automatically called, meaning that the Final Underlier Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value.

•	The Notes do not pay interest.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78018DM46

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$910,000
Underwriting discounts and commissions(1)	0.75%	$6,825
Proceeds to Royal Bank of Canada	99.25%	$903,175

(1) We or one of our affiliates may pay varying selling concessions of up to $7.50 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $992.50 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $7.50 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is $971.47 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
Underlier:	The Bloomberg US Large Cap VolMax Index. The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index (as defined below), in each case, deducted daily.
Bloomberg Ticker	Initial Underlier Value(1)	Barrier Value(2)
BMAXUS	18,686.43	11,211.86
(1) The closing value of the Underlier on the Trade Date
(2) 60% of the Initial Underlier Value (rounded to two decimal places)
Trade Date:	October 20, 2026
Issue Date:	October 23, 2026
Valuation Date:*	October 20, 2031
Maturity Date:*	October 23, 2031
Call Feature:	If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of 16.25% per annum. Under these circumstances, investors will receive on the corresponding Call Settlement Date per $1,000 principal amount of Notes the Call Settlement Amount for that Call Observation Date, as set forth in the table below. No further payments will be made on the Notes.
Call Value:	The Call Value for the first three Call Observation Dates is equal to 90.00% of the Initial Underlier Value, and the Call Value decreases for subsequent Call Observation Dates on a quarterly basis at a rate of 2.50% of the Initial Underlier Value per quarter until it reaches the Barrier Value, as set forth in the table below. The Call Value for the final thirteen Call Observation Dates is equal to the Barrier Value.
Payment at Maturity:

If the Notes are not automatically called, meaning that the Final Underlier Value is less than the Barrier Value, investors will receive on the Maturity Date per $1,000 principal amount of Notes an amount equal to:

$1,000 + ($1,000 × Underlier Return)

If the Notes are not automatically called, you will lose a substantial portion or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Call Observation Dates:*	Monthly, beginning approximately one year following the Trade Date, as set forth in the table below
Call Settlement Dates:*	Monthly, beginning approximately one year following the Issue Date, as set forth in the table below
Calculation Agent:	RBCCM
P-2	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
Call Observation Dates*	Call Settlement Dates*	Call Values	Call Settlement Amounts
October 27, 2027	November 1, 2027	90.00% of the Initial Underlier Value	$1,162.500 (116.2500% of the principal amount)
November 22, 2027	November 26, 2027	90.00% of the Initial Underlier Value	$1,176.042 (117.6042% of the principal amount)
December 20, 2027	December 23, 2027	90.00% of the Initial Underlier Value	$1,189.583 (118.9583% of the principal amount)
January 20, 2028	January 25, 2028	87.50% of the Initial Underlier Value	$1,203.125 (120.3125% of the principal amount)
February 22, 2028	February 25, 2028	87.50% of the Initial Underlier Value	$1,216.667 (121.6667% of the principal amount)
March 20, 2028	March 23, 2028	87.50% of the Initial Underlier Value	$1,230.208 (123.0208% of the principal amount)
April 20, 2028	April 25, 2028	85.00% of the Initial Underlier Value	$1,243.750 (124.3750% of the principal amount)
May 22, 2028	May 25, 2028	85.00% of the Initial Underlier Value	$1,257.292 (125.7292% of the principal amount)
June 20, 2028	June 23, 2028	85.00% of the Initial Underlier Value	$1,270.833 (127.0833% of the principal amount)
July 20, 2028	July 25, 2028	82.50% of the Initial Underlier Value	$1,284.375 (128.4375% of the principal amount)
August 21, 2028	August 24, 2028	82.50% of the Initial Underlier Value	$1,297.917 (129.7917% of the principal amount)
September 20, 2028	September 25, 2028	82.50% of the Initial Underlier Value	$1,311.458 (131.1458% of the principal amount)
October 20, 2028	October 25, 2028	80.00% of the Initial Underlier Value	$1,325.000 (132.5000% of the principal amount)
November 20, 2028	November 24, 2028	80.00% of the Initial Underlier Value	$1,338.542 (133.8542% of the principal amount)
December 20, 2028	December 26, 2028	80.00% of the Initial Underlier Value	$1,352.083 (135.2083% of the principal amount)
January 22, 2029	January 25, 2029	77.50% of the Initial Underlier Value	$1,365.625 (136.5625% of the principal amount)
February 20, 2029	February 23, 2029	77.50% of the Initial Underlier Value	$1,379.167 (137.9167% of the principal amount)
March 20, 2029	March 23, 2029	77.50% of the Initial Underlier Value	$1,392.708 (139.2708% of the principal amount)
April 20, 2029	April 25, 2029	75.00% of the Initial Underlier Value	$1,406.250 (140.6250% of the principal amount)
May 21, 2029	May 24, 2029	75.00% of the Initial Underlier Value	$1,419.792 (141.9792% of the principal amount)
June 20, 2029	June 25, 2029	75.00% of the Initial Underlier Value	$1,433.333 (143.3333% of the principal amount)
July 20, 2029	July 25, 2029	72.50% of the Initial Underlier Value	$1,446.875 (144.6875% of the principal amount)
August 20, 2029	August 23, 2029	72.50% of the Initial Underlier Value	$1,460.417 (146.0417% of the principal amount)
September 20, 2029	September 25, 2029	72.50% of the Initial Underlier Value	$1,473.958 (147.3958% of the principal amount)
October 22, 2029	October 25, 2029	70.00% of the Initial Underlier Value	$1,487.500 (148.7500% of the principal amount)
November 20, 2029	November 26, 2029	70.00% of the Initial Underlier Value	$1,501.042 (150.1042% of the principal amount)
December 20, 2029	December 26, 2029	70.00% of the Initial Underlier Value	$1,514.583 (151.4583% of the principal amount)
January 22, 2030	January 25, 2030	67.50% of the Initial Underlier Value	$1,528.125 (152.8125% of the principal amount)
February 20, 2030	February 25, 2030	67.50% of the Initial Underlier Value	$1,541.667 (154.1667% of the principal amount)
March 20, 2030	March 25, 2030	67.50% of the Initial Underlier Value	$1,555.208 (155.5208% of the principal amount)
April 22, 2030	April 25, 2030	65.00% of the Initial Underlier Value	$1,568.750 (156.8750% of the principal amount)
P-3	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
Call Observation Dates*	Call Settlement Dates*	Call Values	Call Settlement Amounts
May 20, 2030	May 23, 2030	65.00% of the Initial Underlier Value	$1,582.292 (158.2292% of the principal amount)
June 20, 2030	June 25, 2030	65.00% of the Initial Underlier Value	$1,595.833 (159.5833% of the principal amount)
July 22, 2030	July 25, 2030	62.50% of the Initial Underlier Value	$1,609.375 (160.9375% of the principal amount)
August 20, 2030	August 23, 2030	62.50% of the Initial Underlier Value	$1,622.917 (162.2917% of the principal amount)
September 20, 2030	September 25, 2030	62.50% of the Initial Underlier Value	$1,636.458 (163.6458% of the principal amount)
October 21, 2030	October 24, 2030	60.00% of the Initial Underlier Value	$1,650.000 (165.0000% of the principal amount)
November 20, 2030	November 25, 2030	60.00% of the Initial Underlier Value	$1,663.542 (166.3542% of the principal amount)
December 20, 2030	December 26, 2030	60.00% of the Initial Underlier Value	$1,677.083 (167.7083% of the principal amount)
January 21, 2031	January 24, 2031	60.00% of the Initial Underlier Value	$1,690.625 (169.0625% of the principal amount)
February 20, 2031	February 25, 2031	60.00% of the Initial Underlier Value	$1,704.167 (170.4167% of the principal amount)
March 20, 2031	March 25, 2031	60.00% of the Initial Underlier Value	$1,717.708 (171.7708% of the principal amount)
April 21, 2031	April 24, 2031	60.00% of the Initial Underlier Value	$1,731.250 (173.1250% of the principal amount)
May 20, 2031	May 23, 2031	60.00% of the Initial Underlier Value	$1,744.792 (174.4792% of the principal amount)
June 20, 2031	June 25, 2031	60.00% of the Initial Underlier Value	$1,758.333 (175.8333% of the principal amount)
July 21, 2031	July 24, 2031	60.00% of the Initial Underlier Value	$1,771.875 (177.1875% of the principal amount)
August 20, 2031	August 25, 2031	60.00% of the Initial Underlier Value	$1,785.417 (178.5417% of the principal amount)
September 22, 2031	September 25, 2031	60.00% of the Initial Underlier Value	$1,798.958 (179.8958% of the principal amount)
October 20, 2031 (the Valuation Date)	October 23, 2031 (the Maturity Date)	60.00% of the Initial Underlier Value	$1,812.500 (181.2500% of the principal amount)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-4	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 2B dated April 7, 2026 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 2B dated April 7, 2026:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326005424/dp244952_424b2-us2b.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

The provisions relating to Material Index Amendment Events set forth under “General Terms of the Notes—Material Index Amendment Events” in the accompanying product supplement are applicable to the Notes.

P-5	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

HYPOTHETICAL RETURNS

Payment If the Notes Are Automatically Called

If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the applicable Call Value, the Notes will be automatically called. The examples set forth below illustrate hypothetical payments upon an automatic call, based on the call return rate of 16.25% per annum and the Call Values and Call Settlement Amounts set forth under “Key Terms” above. The examples are only for illustrative purposes and may not show the actual return applicable to investors.

Example 1 —	The closing value of the Underlier is greater than or equal to 90% of the Initial Underlier Value on the first Call Observation Date.
	Payment upon Automatic Call:	$1,162.50

In this example, because the closing value of the Underlier is greater than or equal to the applicable Call Value on the first Call Observation Date, the Notes are automatically called for a payment on the first Call Settlement Date equal to $1,162.50 per $1,000 principal amount of Notes, for a return of 16.25%.

Investors will not receive any further payments after the first Call Settlement Date.

Example 2 —	The closing value of the Underlier is less than the applicable Call Value on each Call Observation Date prior to the Valuation Date. The closing value of the Underlier on the Valuation Date is greater than or equal to 60% of the Initial Underlier Value.
	Payment upon Automatic Call:	$1,812.50

In this example, because the closing value of the Underlier is less than the applicable Call Value on each Call Observation Date prior to the Valuation Date, the Notes are not automatically called prior to the Valuation Date.

Because the closing value of the Underlier on the Valuation Date is greater than or equal to the Barrier Value, which is the applicable Call Value on the Valuation Date, the Notes are automatically called for a payment on the corresponding Call Settlement Date (the Maturity Date) equal to $1,812.50 per $1,000 principal amount of Notes, for a return of 81.25%.

P-6	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

Payment at Maturity If the Notes Are Not Automatically Called

The table and example set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Barrier Value of 60% of the Initial Underlier Value. The table and example below also assume that the Notes are not automatically called. The table and example are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
-40.01%	$599.90	59.990%
-50.00%	$500.00	50.000%
-60.00%	$400.00	40.000%
-70.00%	$300.00	30.000%
-80.00%	$200.00	20.000%
-90.00%	$100.00	10.000%
-100.00%	$0.00	0.000%

Example —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Barrier Value).
	Underlier Return:	-50%
	Payment at Maturity:	$1,000 + ($1,000 × -50%) = $1,000 – $500 = $500

In this example, the payment at maturity is $500 per $1,000 principal amount of Notes, representing a loss of 50% of the principal amount.

Because the Final Underlier Value is less than the Barrier Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose a substantial portion or all of the principal amount of their Notes at maturity. The table and example above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-7	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, underlying supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not automatically called, meaning that the Final Underlier Value is less than the Barrier Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value. You could lose a substantial portion or all of your principal amount at maturity.

•	Your Potential Return If the Notes Are Automatically Called Is Limited — If the Notes are automatically called, the return upon automatic call will not exceed the call return rate, regardless of any appreciation in the value of the Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Underlier.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	The Notes Are Subject to an Automatic Call — If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the applicable Call Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. Because the Notes could be called as early as approximately one year after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any

P-8	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments,

P-9	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier — Our affiliate, RBCCM, coordinated with Bloomberg Index Services Limited (the “Index Sponsor”) in the development of the Underlier. RBCCM had no obligation to consider your interests as an investor in the Notes in connection with that role. The inclusion of the securities in the Underlying Index is not an investment recommendation by us or RBCCM of those securities or indicative of any view that we or RBCCM have regarding those securities.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Securities Included in the Underlying Index — As an investor in the Notes, you will not have voting rights or any other rights with respect to the securities included in the Underlying Index.

•	The Value of the Underlier Will Reflect a Notional Financing Cost, a 6% per Annum Deduction Factor and a Transaction Cost, in Each Case, Deducted Daily — The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the change in exposure to the Underlying Index, in each case, deducted daily. As a result of the daily deductions, the value of the Underlier will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. The actual cost of maintaining a position in the Underlying Index at any time may be less than the notional financing cost. SOFR has fluctuated significantly over time. For example, on December 31, 2021, SOFR was 0.05%, and on December 29, 2023, SOFR was 5.38%. SOFR in the future could be higher, perhaps significantly higher, than it has been in the past. Any increase in SOFR will increase the adverse effect of the notional financing cost on the performance of the Underlier.

The Underlier rebalances on a daily basis, and therefore the transaction cost will be deducted from the value of the Underlier on a daily basis. The Underlier may incur additional transaction cost compared with an identical index that rebalances less frequently.

The daily deductions will place a significant drag on the performance of the Underlier, assuming that the notional financing cost remains positive, potentially offsetting positive returns on the Underlier’s investment strategy, exacerbating negative returns of its investment strategy and causing the value of the Underlier to decline steadily if the return of its investment strategy is relatively flat. The Underlier will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the daily deductions, and then only to the extent that the return of its investment strategy is greater than the deducted amounts. As a result of the daily deductions, the value of the Underlier may decline even if the return of its investment strategy is positive.

The following table provides the negative impact of the transaction cost on the performance of the Underlier based on hypothetical back-tested and historical performance from October 1, 2003 to September 23, 2026. Following that period, the transaction cost will depend on market conditions and the actual negative impact following that period may be greater, perhaps significantly greater, than the values set forth below.

Average Per Annum Transaction Cost	Maximum Transaction Cost Over Any Annual Period
0.34%	0.81%

•	The Underlier May Not Be Successful or Outperform Any Alternative Strategy That Might Be Employed in Respect of the Underlying Index — No assurance can be given that the investment strategy on which the Underlier is based will be successful or that the Underlier will outperform any alternative strategy that might be employed with respect to the Underlying Index.

P-10	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index
•	The Underlier May Not Approximate Its Target Volatility — No assurance can be given that the Underlier will maintain an annualized realized volatility that approximates its target volatility of 40%. Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. On each day, the realized volatility of the Underlying Index used to determine the exposure of the Underlier to the Underlying Index on the following day is equal to the lower of the short-term (20-day) realized volatility of the Underlying Index and the long-term (60-day) realized volatility of the Underlying Index. However, there is no guarantee that the methodology used by the Underlier to determine the realized volatility of the Underlying Index will be representative of the realized volatility that the Underlying Index will experience. Realized volatility is backward looking, and there is no guarantee that trends exhibited by historical realized volatility will continue in the future. In addition, the volatility of the Underlying Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by the Underlier to fully reflect those changes and for the exposure of the Underlier to be adjusted accordingly. In particular, since the Underlier references the lower of the short-term and the long-term realized volatility of the Underlying Index, if the short-term realized volatility of the Underlying Index increases suddenly, the Underlier’s exposure to the Underlying Index may not be reduced unless and until the long-term realized volatility of the Underlying Index also increases. Furthermore, the maximum exposure and minimum exposure may limit the ability of the Underlier to approximate its target volatility. Because the minimum exposure is 100%, the exposure of the Underlier to the Underlying Index will not be reduced when the realized volatility of the Underlying Index exceeds 40%. As a result of the foregoing, the actual annualized realized volatility of the Underlier may be greater than or less than the target volatility, which may adversely affect the value of the Underlier and the value of the Notes.

•	The Underlier Is Subject to Risks Associated with the Use of Significant Leverage — On each day, the Underlier will employ leverage to increase the exposure of the Underlier to the Underlying Index if the realized volatility of the Underlying Index is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the Underlying Index has tended to exhibit a realized volatility below 40%. Accordingly, the Underlier has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the values of the Underlying Index will result in greater changes in the value of the Underlier than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Index, which, in turn, would negatively affect the performance of the Underlier. The use of leverage will cause the volatility of the Underlier to be greater, perhaps significantly greater, than the volatility of the Underlying Index. The exposure of the Underlier to the Underlying Index may be relatively high during periods of negative performance of the Underlying Index and/or relatively low during periods of positive performance of the Underlying Index, which would adversely affect the performance of the Underlier, perhaps significantly. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

The average exposure of the Underlier to the Underlying Index is 340% based on hypothetical back-tested and historical performance from October 1, 2003 to September 23, 2026. Following that period, the amount of leverage employed by the Underlier will depend on market conditions and may differ, perhaps significantly, from the value set forth above.

•	The Underlier May Be Adversely Affected by a “Volatility Drag” Effect — The Underlier is expected to be subject to a “volatility drag” effect due to the daily resetting leveraged exposure to the Underlying Index. The drag effect is likely to occur when the value of the Underlying Index moves in one direction one day and the other direction the next. Resetting the exposure of the Underlier after an increase but in advance of a decline in the Underlying Index would cause the Underlier to have increased exposure to that decline, and resetting the exposure following a decline but in advance of an increase in the Underlying Index would cause the Underlier to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Underlier will be relative to the performance of the Underlying Index. As a consequence of this drag effect, if the value of the Underlying Index falls but later returns to its original value, the Underlier may not fully recover from the loss at the same time. Under these circumstances, the Underlying Index may need to appreciate, perhaps significantly, above its original value in order for the Underlier to fully recover from the loss. Because the Underlier rebalances on a daily basis, the Underlier may be subject to a greater drag effect compared with an identical index that rebalances less frequently.

•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways — The Underlier was established recently and therefore has a limited operating history. Because the Underlier is of recent origin and limited

P-11	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

•	Hypothetical Back-Tested Data Relating to the Underlier Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations — Hypothetical back-tested performance measures of the Underlier are purely theoretical and do not represent the actual historical performance of the Underlier and have not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities — Because some of the equity securities composing the Underlying Index are issued by non-U.S. issuers, an investment in the Notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of the Underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect Any Payments on the Notes and Result in the Notes Being Accelerated — The sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance and the performance of the Underlier. The Calculation Agent will calculate the value to be used as the closing value of the Underlier in the event of certain material changes in, or modifications to, the Underlier. In addition, the sponsor of the Underlier may also discontinue or suspend calculation or publication of the Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of the Underlier. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

In addition, if a modification to the Underlier or the Underlying Index constitutes a Material Index Amendment Event, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Material Index Amendment Events” in the accompanying product supplement.

P-12	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

INFORMATION REGARDING THE UNDERLIER

The Underlier was developed by the Index Sponsor, in coordination with RBCCM, and is calculated, maintained and published by the Index Sponsor. The Underlier was established on December 9, 2024.

The Underlier attempts to provide variable exposure to the Bloomberg 500 Total Return Index (the “Underlying Index”), while targeting a volatility level of 40% (the “target volatility”), with a maximum exposure to the Underlying Index of 500% and a minimum exposure to the Underlying Index of 100%. The Underlying Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested. For more information about the Underlying Index, see “Background on the Bloomberg 500 Total Return Index and the Bloomberg US 2000 Total Return Index” in the accompanying underlying supplement.

The Underlier is subject to a notional financing cost, a 6% per annum deduction factor and a transaction cost of 0.01% applied to the daily change in exposure to the Underlying Index, in each case, deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The Underlier is an “excess return” index and not a “total return” index because, as part of the calculation of the level of the Underlier, the performance of the Underlying Index is reduced by the notional financing cost.

Each day, the exposure of the Underlier to the performance of the Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of the Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. For example, if the realized volatility of the Underlying Index is equal to 20%, the exposure of the Underlier to the Underlying Index will equal 200% (or 40% / 20%) and if the realized volatility of the Underlying Index is equal to 50%, the exposure of the Underlier to the Underlying Index will equal 100% (because 40% / 50% is less than 100%). The Underlier’s exposure to the Underlying Index will be greater than 100% when the realized volatility of the Underlying Index is less than 40%, and the Underlier’s exposure to the Underlying Index will be equal to 100% when the realized volatility of the Underlying Index is greater than or equal to 40%. In general, the Underlier’s target volatility feature is expected to result in the volatility of the Underlier being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Underlier will be stable at any time.

The notional financing cost, the 6% per annum deduction factor and the transaction cost will offset appreciation of the Underlying Index, heighten depreciation of the Underlying Index and generally act as drags on the performance of the Underlier. The Underlier will trail the performance of an identical index without those deductions.

Certain features of the Underlier, including the deductions described above, are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the Notes as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the Notes to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Underlier, and your return on the Notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these deductions.

The Underlier is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by the Underlier.

No assurance can be given that the investment strategy used to construct the Underlier will achieve its intended results or that the Underlier will be successful or will outperform any alternative index or strategy that might reference the Underlying Index.

For more information about the Underlier, see “The Bloomberg VolMax Index Series” in the accompanying underlying supplement.

P-13	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

Hypothetical Back-Tested and Historical Information

The following graph sets forth hypothetical back-tested and historical closing values of the Underlier for the period from January 1, 2016 to October 20, 2026. The Underlier was launched on December 9, 2024. Accordingly, all closing values for periods prior to the launch date are based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Underlier. The hypothetical back-tested performance of the Underlier is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Underlier in the future. The future performance of the Underlier may vary significantly from the hypothetical back-tested and historical performance illustrated in the graph below.

The red line represents the Barrier Value. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

Bloomberg US Large Cap VolMax Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-15	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately nine months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of

P-16	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Bloomberg US Large Cap VolMax Index

Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

P-17	RBC Capital Markets, LLC